Pricing Supplement No. 19,039 Registration Statement Nos. 333-293641; 333-293641-01 Dated September 25, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $1,250,000 Trigger Autocallable Notes

Linked to the Least Performing Underlying among the S&P 500® Equal Weight Index, the Dow Jones Industrial Average℠ and the Russell 2000® Index due September 29, 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying among the S&P 500® Equal Weight Index (the “SPW Index”), the Dow Jones Industrial Average℠ (the “INDU Index”) and the Russell 2000® Index (the “RTY Index,” and together with the SPW Index and the INDU Index, the “Underlyings”). Beginning after one year, if the Index Closing Value of each of the SPW Index, INDU Index and the RTY Index (each, an “Underlying”) on any semi-annual Observation Date beginning October 1, 2027 (including the Final Observation Date) is equal to or greater than its respective Initial Underlying Value, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not automatically called and the Final Underlying Value of any Underlying is less than 95% of its respective Initial Underlying Value, which we refer to as the Redemption Threshold, but the Final Underlying Value of each Underlying is greater than or equal to 75% of its respective Initial Underlying Value, which we refer to as the Downside Threshold, investors will receive the principal amount at maturity. However, if the Final Underlying Value is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the value of the Underlying with the largest percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlyings appreciate or do not decline as much from the Strike Date to the Final Observation Date. Investors will not participate in any appreciation of the Underlyings. These long-dated Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forgo current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the Index Closing Value of each of the Underlyings is at or above its respective Initial Underlying Value as of one of the semi-annual Observation Dates (beginning after one year), and, if the Securities have not been called, in exchange for a contingent repayment of principal, but only if the Final Underlying Value of each of the Underlyings has not declined below its respective Downside Threshold. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the value of each of the Underlyings is greater than its respective Redemption Threshold and Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Automatically Callable: Beginning after one year, MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if the Observation Date Closing Value of each of the SPW Index, the INDU Index and the RTY Index on any semi-annual Observation Date beginning October 1, 2027 (including the Final Observation Date) is equal to or greater than its respective Redemption Threshold, and no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the potential for downside equity market risk of the Least Performing Underlying at maturity.

❑Contingent Downside Market Exposure: If the Securities have not been called and the Final Underlying Value of at least one of the SPW Index, INDU Index or the RTY Index is less than its Redemption Threshold but equal to or greater than its respective Downside Threshold, MSFL will pay you the principal amount per Security at maturity. However, if the Final Underlying Value of at least one of the SPW Index, INDU Index or the RTY Index is less than its respective Downside Threshold, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the value of the Least Performing Underlying from the Strike Date to the Final Observation Date. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of each of the Underlyings is greater than its respective Redemption Threshold or Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Strike Date September 24, 2026

Trade Date September 25, 2026

Settlement Date September 30, 2026

Observation Dates Semi-annual, beginning October 1, 2027. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5 for details.

Final Observation Date* September 24, 2032

Maturity Date* September 29, 2032

* Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the least performing underlying among the S&P 500® Equal Weight Index, the Dow Jones Industrial Average℠ and the Russell 2000® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Call Return Rate*	Initial Underlying Value	Redemption Threshold	Downside Threshold	CUSIP	ISIN
S&P 500® Equal Weight Index	11.10% per annum	8,523.02	8,096.87, which is approximately 95% of the Initial Underlying Value	6,392.27, which is approximately 75% of the Initial Underlying Value	61780K665	US61780K6652
Dow Jones Industrial Average℠		51,349.98	48,782.48, which is approximately 95% of the Initial Underlying Value	38,512.49, which is approximately 75% of the Initial Underlying Value
Russell 2000® Index		2,835.574	2,693.795, which is approximately 95% of the Initial Underlying Value	2,126.681, which is approximately 75% of the Initial Underlying Value

*If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement, index supplement and tax supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement, tax supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.864 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10	$0	$10
Total	$1,250,000	$0	$1,250,000

(1)UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 24 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 24.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 24 of this pricing supplement.

Morgan Stanley           UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement, an index supplement and a tax supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the index supplement, the tax supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated April 8, 2026:

https://www.sec.gov/Archives/edgar/data/895421/000095010326005464/dp244203_424b2-psautocallsec.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus,” “index supplement,” “tax supplement” and “product supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026, the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.864.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate, the Redemption Thresholds and the Downside Thresholds, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk, subject to the respective Redemption Thresholds and Downside Thresholds at maturity, as the Least Performing Underlying.

♦You understand and accept the risks associated with the Underlyings.

♦You believe each of the SPW Index, the INDU Index and the RTY Index will close at or above the its respective Initial Underlying Value on one of the Observation Dates (beginning after one year) or will close at or above its respective Redemption Threshold on the Final Observation Date.

♦You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

♦You are willing to invest in the Securities based on the Redemption Thresholds and Downside Threshold for each Underlying specified on the cover hereof.

♦You are willing to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You understand that the linkage to three Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of any of the SPW Index, the INDU Index or the RTY Index will result in a significant loss on your investment, even if the other Underlyings appreciate or do not decline as much.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlyings.

♦You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, as set forth on the cover page of this pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk for all payments under the Securities, and understand that we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk, subject to the respective Redemption Thresholds and Downside Thresholds at maturity, as the Least Performing Underlying.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlyings.

♦You believe that the value of one of the SPW Index, INDU Index or the RTY Index will decline during the term of the Securities and is likely to close below its Downside Threshold on the Final Observation Date, exposing you to the full decline in the value of the Least Performing Underlying.

♦You seek an investment that participates in the full appreciation in the values of the Underlyings or that has unlimited return potential.

♦You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

♦You are unwilling to invest in the Securities based on the Redemption Thresholds and Downside Threshold for each Underlying specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You are not comfortable with an investment linked to three Underlyings such that a decline in the value beyond the relevant Downside Threshold of any of the SPW Index, the INDU Index or the RTY Index will result in a loss of a significant portion or all of your investment, even if the other Underlyings appreciate or do not decline as much.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the stocks comprising of the Underlyings, if any.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover page of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement, “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities and “Risk Factors” beginning on page 4 of the accompanying tax supplement. For additional information about the Underlyings, see the information set forth under “S&P 500® Index” on page 16, “Dow Jones Industrial Average℠” on page 18 and “Russell 2000® Index” on page 20.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The S&P 500® Equal Weight Index (the “SPW Index”), the Dow Jones Industrial Average℠ (the “INDU Index”) and the Russell 2000® Index (the “RTY Index”)
Principal Amount	$10.00 per Security
Term	Approximately 6 years, unless called earlier
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Values of each of the SPW Index, INDU Index and the RTY Index on any Observation Date (beginning after one year), including the Final Observation Date, is equal to or greater than its respective Redemption Threshold.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following any of the first ten semi-annual Observation Dates if the Observation Date Closing Value of any of the Underlyings is below its respective Initial Underlying Value.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding.  The Call Return is based on a semi-annual Call Return Rate of 11.10% per annum.

See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

Strike Date	September 24, 2026
Trade Date	September 25, 2026
Settlement Date	September 30, 2026
Observation Dates	Semi-annual, beginning October 1, 2027. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.
Final Observation Date	September 24, 2032*
Maturity Date	September 29, 2032*
Call Settlement Dates	See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, MSFL will pay you a cash payment on the Maturity Date based on the Final Level, as follows:

If the Securities are not called prior to or on the Maturity Date, and the Final Underlying Value of at least one of the Underlyings is equal to or greater than its respective Downside Threshold but the Final Underlying Value of at least one of the Underlyings is less than its respective Redemption Threshold, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date, and the Final Underlying Value of at least one of the Underlyings is less than its respective Downside Threshold, MSFL will pay you an amount per Security calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the principal amount in an amount proportionate to the full decline of the Least Performing Underlying from the Strike Date to the Final Observation Date, even if the other Underlyings appreciate or do not decline as much.

Observation Date Closing Value	With respect to each of the Underlyings, the Index Closing Value of such Underlying on any Observation Date.
Least Performing Underlying	The Underlying with the largest percentage decrease from the respective Initial Underlying Value to the respective Final Underlying Value.
Underlying Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
Initial Underlying Value	With respect to the SPW Index, 8,523.02 With respect to the INDU Index, 51,349.98 With respect to the RTY Index, 2,835.574
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Observation Date.
Redemption Threshold

With respect to the SPW Index, 8,096.87, which is approximately 95% of the Initial Underlying Value of such Underlying

With respect to the INDU Index, 48,782.48, which is approximately 95% of the Initial Underlying Value of such Underlying

With respect to the RTY Index, 2,693.795 which is approximately 95% of the Initial Underlying Value of such Underlying

Downside Threshold

With respect to the SPW Index, 6,392.27, which is approximately 75% of the Initial Underlying Value of such Underlying

With respect to the INDU Index, 38,512.49, which is approximately 75% of the Initial Underlying Value of such Underlying

With respect to the RTY Index, 2,126.681 which is approximately 75% of the Initial Underlying Value of such Underlying

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Observation Dates, Call Settlement Dates, Call Returns and Call Prices

Observation Date*	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 11.10% per annum)***	Call Price (per $10 of Securities)
October 1, 2027	October 5, 2027	11.10%	$11.11
March 24, 2028	March 28, 2028	16.65%	$11.665
September 25, 2028	September 27, 2028	22.20%	$12.22
March 26, 2029	March 28, 2029	27.75%	$12.775
September 24, 2029	September 26, 2029	33.30%	$13.33
March 25, 2030	March 27, 2030	38.85%	$13.885
September 24, 2030	September 26, 2030	44.40%	$14.44
March 24, 2031	March 26, 2031	49.95%	$14.995
September 24, 2031	September 26, 2031	55.50%	$15.55
March 24, 2032	March 29, 2032	61.05%	$16.105
September 24, 2032 (the Final Observation Date)*	September 29, 2032 (the Maturity Date)*	66.60%	$16.66

* Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Investment Timeline

The Initial Underlying Values, Redemption Thresholds and Downside Thresholds were determined.

Beginning after one year, the Securities will be called automatically if the Observation Date Closing Values of each of the SPW Index, the INDU Index and the RTY Index on any Observation Date (beginning after one year) (including the Final Observation Date) is equal to or greater than its respective Redemption Threshold.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 x Call Return)

After the Securities are called, no further payments will be made on the Securities.

The Final Underlying Values are determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Underlying Values of each of the SPW Index, the INDU Index and the RTY Index are equal to or greater than its respective Downside Threshold but at least one of the Underlyings is less than its Redemption Threshold, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Underlying Values of each of the SPW Index, the INDU Index and the RTY Index is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1+ Underlying Return of the Least Performing Underlying)

This will be less than the $10 principal amount by an amount proportionate to the full negative Underlying Return, and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus, tax supplement and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Underlying Value of at least one of the SPW Index, the INDU Index or the RTY Index is less than its respective Downside Threshold. In this case, you will be exposed to the full negative Underlying Return of the Least Performing Underlying, and MSFL will pay you an amount at maturity that is significantly less than the $10 principal amount, resulting in a loss proportionate to the full decline of the Underlying over the term of the Securities. You could lose your entire principal amount.

♦The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if each Underlying closes at or above its respective Redemption Threshold on any Observation Date (beginning after one year), including the Final Observation Date, and you will not participate in any appreciation of the Underlyings, which could be significant. If the Securities are not automatically called, the Final Underlying Value of at least one of the Underlyings will therefore necessarily be less than its respective Downside Threshold, you will be fully exposed to the decline in the level of the Least Performing Underlying from the Strike Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

♦You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Value of each of the Underlyings is above its respective Redemption Threshold and Downside Threshold at that time.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of at least one of the Underlyings will necessarily have declined from its respective Initial Underlying Value if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level(s) of such Underlying(s) can recover.

♦No interest payments. You will not receive any interest payments during the term of the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe value and volatility (frequency and magnitude of changes in value) of the Underlyings,

odividend rates on the stocks comprising the Underlyings,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Observation Date Closing Values or Final Underlying Values,

othe occurrence of certain events affecting any of the Underlyings that may or may not require an adjustment to its composition, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The value of each of the Underlyings may be, and each has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index” and“Russell 2000® Index” below. You may receive less, and possibly significantly less, than the principal amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlying or the stocks composing the Underlying. Investing in the Securities is not equivalent to investing in the Underlying or the stocks that constitute the Underlying. Investors in the Securities will not participate in any appreciation of the Underlying, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying. Additionally, the Underlying is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Underlying, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Underlying Value of an Underlying, and, as a result, could increase the level at or above which such Underlying must close on any of the first ten Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold of such Underlying, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlyings on the Observation Dates, and, accordingly, whether the Securities are automatically called prior to or at maturity, and, if the Securities are not called prior to or at maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlyings).

♦The Calculation Agent, which is an affiliate of the Issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Values, the Redemption Thresholds, Downside Thresholds, the Observation Date Closing Values and the Final Underlying Value of each Underlying, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlyings

♦You are exposed to the market risk of all three Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the SPW Index, the INDU Index and the RTY Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the SPW Index, the INDU Index and the RTY Index. Poor performance by any of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlyings. For the Securities to be automatically called or to receive contingent repayment of principal at maturity from MSFL, each of the Underlyings must close at or above its respective Initial Underlying Value or Downside Threshold, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if the Securities are not called prior to or at maturity, you will incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlyings appreciate or do not decline as much during the term of the Securities. Accordingly, your investment is subject to the market risk of all three Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Observation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

♦Because the Securities are linked to the performance of the least performing among the SPW Index, the INDU Index and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the SPW Index, just the INDU Index or just the RTY Index. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the SPW Index, just the INDU Index or just the RTY Index. With three Underlyings, it is more likely that one or more Underlyings will close below its Downside Threshold on the Final Observation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

♦The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦A higher Call Return Rate and/or a lower Redemption Thresholds and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate, the Redemption Threshold and the Downside Thresholds, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Strike Date generally indicates a greater expectation as of that date that the Final Underlying Value of any Underlying could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or lower Redemption Thresholds and Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the levels of the Underlyings will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Redemption Thresholds and Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

♦Adjustments to the S&P 500® Equal Weight Index, the Dow Jones Industrial Average℠ or the Russell 2000® Index could adversely affect the value of the Securities. The Underlying Publisher of each of the S&P 500® Equal Weight Index, the Dow Jones Industrial Average℠ and the Russell 2000® Index is responsible for calculating and maintaining such Underlying. The Underlying Publisher may add, delete or substitute the stocks constituting the relevant Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting any Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Underlying Publisher may discontinue or suspend calculation or publication of the relevant Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings, and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: Approximately 6 years

♦Hypothetical Initial Underlying Values:

oSPW Index: 5,000

oINDU Index: 40,000

oRTY Index: 2,000

♦Call Return Rate: 11.10% per annum

♦Call Returns:

Observation Date	Call Return
First Observation Date	11.10%
Second Observation Date	16.65%
Third Observation Date	22.20%
Fourth Observation Date	27.75%
Fifth Observation Date	33.30%
Sixth Observation Date	38.85%
Seventh Observation Date	44.40%
Eighth Observation Date	49.95%
Ninth Observation Date	55.50%
Tenth Observation Date	61.05%
Final Observation Date	66.60%

♦Observation Dates: Semi-annual, beginning on October 1, 2027

♦Hypothetical Redemption Thresholds:

oSPW Index: 4,750, which is 95% of the Hypothetical Initial Underlying Value of the SPW Index

oINDU Index: 38,000, which is 95% of the Hypothetical Initial Underlying Value of the INDU Index

oRTY Index: 1,900, which is 95% of the Hypothetical Initial Underlying Value of the RTY Index

♦Hypothetical Downside Thresholds:

oSPW Index: 3,750, which is 75% of the Hypothetical Initial Underlying Value of the SPW Index

oINDU Index: 30,000, which is 75% of the Hypothetical Initial Underlying Value of the INDU Index

oRTY Index: 1,500, which is 75% of the Hypothetical Initial Underlying Value of the RTY Index

Early Call — Securities are Called following the Second Observation Date

Date	Index Closing Value			Payment (per Security)
	SPW Index	INDU Index	RTY Index
First Observation Date	3,000 (below Redemption Threshold)	31,000 (below Redemption Threshold)	1,700 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	6,000 (at or above Redemption Threshold)	42,000 (at or above Redemption Threshold)	2,600 (at or above Redemption Threshold)	$10 + ($10 x Call Return) = $10 + ($10 x 16.65%) = $11.665

Each of the SPW Index, the INDU Index and the RTY Index closes below their respective Redemption Threshold on the first Observation Date (beginning after one year), and so the Securities are not called. Each of the SPW Index, the INDU Index and the RTY Index closes above its respective Redemption Threshold on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 16.65% per Security, reflecting the Call Return Rate of 11.10% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlyings.

Payment at Maturity

Example 1 — Each of the SPW Index, INDU Index and RTY Index closes ABOVE its respective Redemption Threshold; Securities are Called on the Maturity Date.

Date	Index Closing Value			Payment (per Security)
	SPW Index	INDU Index	RTY Index
First Observation Date	4,200 (below Redemption Threshold)	22,000 (below Redemption Threshold)	1,200 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	5,200 (at or above Redemption Threshold)	25,000 (below Redemption Threshold)	1,300 (below Redemption Threshold)	$0 (Not Called)
Third Observation Date	4,400 (below Redemption Threshold)	27,000 (below Redemption Threshold)	2,100 (at or above Redemption Threshold)	$0 (Not Called)
Fourth Observation Date	3,900 (below Redemption Threshold)	21,000 (below Redemption Threshold)	1,150 (below Redemption Threshold)	$0 (Not Called)
Fifth Observation Date	4,100 (below Redemption Threshold)	26,000 (below Redemption Threshold)	1,000 (below Redemption Threshold)	$0 (Not Called)
Sixth Observation Date	4,200 (below Redemption Threshold)	42,000 (at or above Redemption Threshold)	1,250 (below Redemption Threshold)	$0 (Not Called)
Seventh through Tenth Observation Dates	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	$0 (Not Called)
Final Observation Date	6,200 (at or above Redemption Threshold)	45,000 (at or above Redemption Threshold)	2,700 (at or above Redemption Threshold)	$10 + ($10 x Call Return) = $10 + ($10 x 66.60%) = $16.66 (Payment at Maturity)

At least one of the SPW Index, the INDU Index and the RTY Index closes below its respective Redemption Threshold on each of the ten Observation Dates prior to the Final Observation Date, and therefore the Securities are not called prior to maturity. On the Final Observation Date, each of the SPW Index, the INDU Index and the RTY Index closes above its respective Redemption Threshold and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the Call Return of 66.60% per Security. Investors do not participate in the appreciation of the Underlyings.

Example 2 — Each of the SPW Index, INDU Index and RTY Index close BELOW their respective Redemption Threshold but AT OR ABOVE their respective Downside Threshold.

Date	Index Closing Value			Payment (per Security)
	SPW Index	INDU Index	RTY Index
First Observation Date	3,000 (below Redemption Threshold)	28,000 (below Redemption Threshold)	1,300 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	3,300 (below Redemption Threshold)	29,000 (below Redemption Threshold)	1,200 (below Redemption Threshold)	$0 (Not Called)
Third Observation Date	3,125 (below Redemption Threshold)	32,000 (below Redemption Threshold)	1,150 (below Redemption Threshold)	$0 (Not Called)
Fourth Observation Date	3,200 (below Redemption Threshold)	31,000 (below Redemption Threshold)	1,900 (below Redemption Threshold)	$0 (Not Called)
Fifth Observation Date	2,900 (below Redemption Threshold)	27,500 (below Redemption Threshold)	1,200 (below Redemption Threshold)	$0 (Not Called)
Sixth Observation Date	3,350 (below Redemption Threshold)	28,500 (below Redemption Threshold)	1,250 (below Redemption Threshold)	$0 (Not Called)
Seventh through Tenth Observation Dates	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	$0 (Not Called)
Final Observation Date	4,000 (below Redemption Threshold, at or above Downside Threshold)	36,000 (below Redemption Threshold, at or above Downside Threshold)	1,800 (below Redemption Threshold, at or above Downside Threshold)	$10

Since the Securities are not called prior to maturity and each of the SPW Index, the INDU Index and the RTY Index close below their respective Redemption Thresholds but at or above their respective Downside Thresholds, at maturity MSFL will pay you the $10 principal amount per Security.

Example 3 — Two Underlyings close ABOVE their respective Redemption Thresholds, but the other Underlying closes BELOW its respective Downside Threshold.

Date	Index Closing Value			Payment (per Security)
	SPW Index	INDU Index	RTY Index
First Observation Date	4,300 (below Redemption Threshold)	33,000 (below Redemption Threshold)	1,700 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	5,200 (at or above Redemption Threshold)	28,900 (below Redemption Threshold)	1,150 (below Redemption Threshold)	$0 (Not Called)
Third Observation Date	3,800 (below Redemption Threshold)	36,000 (below Redemption Threshold)	1,600 (below Redemption Threshold)	$0 (Not Called)
Fourth Observation Date	4,000 (below Redemption Threshold)	28,400 (below Redemption Threshold)	1,500 (below Redemption Threshold)	$0 (Not Called)
Fifth Observation Date	4,500 (below Redemption Threshold)	39,500 (below Redemption Threshold)	1,810 (below Redemption Threshold)	$0 (Not Called)
Sixth Observation Date	4,400 (at or above Redemption Threshold)	29,000 (below Redemption Threshold)	1,300 (below Redemption Threshold)	$0 (Not Called)
Seventh through Tenth Observation Dates	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	$0 (Not Called)
Final Observation Date	5,300 (at or above Redemption Threshold)	43,000 (at or above Redemption Threshold)	1,000 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -50%] = $10 - $5 = $5 (Payment at Maturity)

The Securities are not called prior to maturity. On the Final Observation Date, while the SPW Index and the INDU Index close above their respective Redemption Threshold, the RTY Index closes below its respective Downside Threshold. Therefore, at maturity, MSFL will pay you $5.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

Example 4 — Each of the SPW Index, INDU Index and RTY Index close BELOW their respective Downside Thresholds.

Date		Index Closing Value		Payment (per Security)
	SPW Index	INDU Index	RTY Index
First Observation Date	4,300 (below Redemption Threshold)	33,000 (below Redemption Threshold)	1,700 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	4,000 (below Redemption Threshold)	28,900 (below Redemption Threshold)	1,150 (below Redemption Threshold)	$0 (Not Called)
Third Observation Date	3,800 (below Redemption Threshold)	33,200 (below Redemption Threshold)	1,600 (below Redemption Threshold)	$0 (Not Called)
Fourth Observation Date	4,000 (below Redemption Threshold)	28,400 (below Redemption Threshold)	1,500 (below Redemption Threshold)	$0 (Not Called)
Fifth Observation Date	4,250 (below Redemption Threshold)	34,500 (below Redemption Threshold)	1,820 (below Redemption Threshold)	$0 (Not Called)
Sixth Observation Date	4,550 (below Redemption Threshold)	29,000 (below Redemption Threshold)	1,300 (below Redemption Threshold)	$0 (Not Called)
Seventh through Tenth Observation Dates	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	Various (all below Redemption Threshold)	$0 (Not Called)
Final Observation Date	3,000 (below Downside Threshold)	20,000 (below Downside Threshold)	1,000 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -50%] = $10 - $5 = $5 (Payment at Maturity)

Since the Securities are not called prior to maturity and each of the SPW Index, the INDU Index and the RTY Index closes below its respective Downside Threshold, at maturity MSFL will pay you $5.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one Underlying is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

United States Federal Income Tax Considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The S&P 500® Equal Weight Index includes the same constituents as the capitalization-weighted S&P 500® Index, but each company in the S&P 500® Equal Weight Index is allocated a fixed weight of 0.2% of the index total at each quarterly rebalancing. Therefore, the performance of the S&P 500® Equal Weight Index will differ, perhaps materially, from the performance of the S&P 500® Index, which is weighted unevenly based on market capitalization.

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Equal Weight Index, see the information set forth under “S&P® U.S. Indices” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Equal Weight Index for each quarter in the period from January 1, 2020 through September 25, 2026. The closing value of the S&P 500® Equal Weight Index on September 25, 2026 was 8,559.69. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the S&P 500® Equal Weight Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Equal Weight Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	5,782.19	5,101.09	5,752.06
4/1/2021	6/30/2021	6,175.34	5,814.31	6,124.90
7/1/2021	9/30/2021	6,379.51	5,952.10	6,086.19
10/1/2021	12/31/2021	6,616.06	6,127.42	6,605.87
1/1/2022	3/31/2022	6,664.65	6,003.29	6,397.74
4/1/2022	6/30/2022	6,450.24	5,288.19	5,453.53
7/1/2022	9/30/2022	6,184.25	5,167.33	5,167.33
10/1/2022	12/31/2022	6,039.80	5,200.86	5,739.53
1/1/2023	3/31/2023	6,290.76	5,585.79	5,878.10
4/1/2023	6/30/2023	6,081.96	5,657.33	6,081.96
7/1/2023	9/30/2023	6,292.81	5,730.30	5,754.77
10/1/2023	12/31/2023	6,427.69	5,426.22	6,402.89
1/1/2024	3/31/2024	6,875.88	6,239.42	6,875.88
4/1/2024	6/30/2024	6,833.69	6,460.18	6,663.71
7/1/2024	9/30/2024	7,269.40	6,598.53	7,269.40
10/1/2024	12/31/2024	7,589.91	7,039.91	7,100.83
1/1/2025	3/31/2025	7,399.62	6,845.27	7,024.20
4/1/2025	6/30/2025	7,372.59	6,199.97	7,372.59
7/1/2025	9/30/2025	7,693.41	7,356.60	7,693.41
10/1/2025	12/31/2025	7,869.39	7,373.49	7,763.92
1/1/2026	3/31/2026	8,290.64	7,624.61	7,778.54
4/1/2026	6/30/2026	8,636.71	7,803.07	8,626.64
7/1/2026	9/25/2026*	9,017.75	8,523.02	8,559.69

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Equal Weight Index from January 1, 2008 through September 25, 2026, based on information from Bloomberg.

* The solid line indicates the Downside Threshold of 6,392.27, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

The Dow Jones Industrial Average℠

The Dow Jones Industrial Average℠ is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial Average℠, see the information set forth under “Dow Jones Industrial Average℠” in the accompanying index supplement.

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial Average℠” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Dow Jones Industrial Average℠ for each quarter in the period from January 1, 2020 through September 25, 2026. The closing value of the Dow Jones Industrial Average℠ on September 25, 2026 was 51,828.62. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Dow Jones Industrial Average℠ should not be taken as an indication of future performance, and no assurance can be given as to the level of the Dow Jones Industrial Average℠ on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	33,171.37	29,982.62	32,981.55
4/1/2021	6/30/2021	34,777.76	33,153.21	34,502.51
7/1/2021	9/30/2021	35,625.40	33,843.92	33,843.92
10/1/2021	12/31/2021	36,488.63	34,002.92	36,338.30
1/1/2022	3/31/2022	36,799.65	32,632.64	34,678.35
4/1/2022	6/30/2022	35,160.79	29,888.78	30,775.43
7/1/2022	9/30/2022	34,152.01	28,725.51	28,725.51
10/1/2022	12/31/2022	34,589.77	29,202.88	33,147.25
1/1/2023	3/31/2023	34,302.61	31,819.14	33,274.15
4/1/2023	6/30/2023	34,408.06	32,764.65	34,407.60
7/1/2023	9/30/2023	35,630.68	33,507.50	33,507.50
10/1/2023	12/31/2023	37,710.10	32,417.59	37,689.54
1/1/2024	3/31/2024	39,807.37	37,266.67	39,807.37
4/1/2024	6/30/2024	40,003.59	37,735.11	39,118.86
7/1/2024	9/30/2024	42,330.15	38,703.27	42,330.15
10/1/2024	12/31/2024	45,014.04	41,763.46	42,544.22
1/1/2025	3/31/2025	44,882.13	40,813.57	42,001.76
4/1/2025	6/30/2025	44,094.77	37,645.59	44,094.77
7/1/2025	9/30/2025	46,397.89	43,588.58	46,397.89
10/1/2025	12/31/2025	48,731.16	45,479.60	48,063.29
1/1/2026	3/31/2026	50,188.14	45,166.64	46,341.51
4/1/2026	6/30/2026	52,319.20	46,504.67	52,319.20
7/1/2026	9/25/2026*	54,349.12	51,349.98	51,828.62

*Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,”

“Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Dow Jones Industrial Average℠ from January 1, 2008 through September 25, 2026, based on information from Bloomberg.

*The solid line indicates the Downside Threshold of 38,512.49, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

“Russell 2000® Index” and “Russell 3000E™ Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 1, 2020 through September 25, 2026. The closing value of the Russell 2000® Index on September 25, 2026 was 2,837.552. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	2,360.168	1,945.914	2,220.519
4/1/2021	6/30/2021	2,343.758	2,135.139	2,310.549
7/1/2021	9/30/2021	2,329.359	2,130.680	2,204.372
10/1/2021	12/31/2021	2,442.742	2,139.875	2,245.313
1/1/2022	3/31/2022	2,272.557	1,931.288	2,070.125
4/1/2022	6/30/2022	2,095.440	1,649.836	1,707.990
7/1/2022	9/30/2022	2,021.346	1,655.882	1,664.716
10/1/2022	12/31/2022	1,892.839	1,682.403	1,761.246
1/1/2023	3/31/2023	2,001.221	1,720.291	1,802.484
4/1/2023	6/30/2023	1,896.333	1,718.811	1,888.734
7/1/2023	9/30/2023	2,003.177	1,761.609	1,785.102
10/1/2023	12/31/2023	2,066.214	1,636.938	2,027.074
1/1/2024	3/31/2024	2,124.547	1,913.166	2,124.547
4/1/2024	6/30/2024	2,109.459	1,942.958	2,047.691
7/1/2024	9/30/2024	2,263.674	2,026.727	2,229.970
10/1/2024	12/31/2024	2,442.031	2,180.146	2,230.158
1/1/2025	3/31/2025	2,317.968	1,993.690	2,011.913
4/1/2025	6/30/2025	2,175.035	1,760.710	2,175.035
7/1/2025	9/30/2025	2,467.697	2,166.780	2,436.484
10/1/2025	12/31/2025	2,590.605	2,305.112	2,481.907
1/1/2026	3/31/2026	2,718.765	2,414.006	2,496.374
4/1/2026	6/30/2026	3,024.367	2,512.368	3,024.367
7/1/2026	9/25/2026*	3,068.415	2,835.574	2,837.552

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through September 25, 2026, based on information from Bloomberg.

*The solid line indicates the Downside Threshold of 2,126.681, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the S&P 500® Equal Weight Index, the Dow Jones Industrial Average℠ and the Russell 2000® Index from January 1, 2008 through September 24, 2026. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Initial Underlying Value on an Observation Date or below its respective Redemption Threshold or Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or more of the Underlyings may close below the respective Initial Underlying Value(s), Redemption Theshold(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlyings may all decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Call Return Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of all three Underlyings,” “—Because the Securities are linked to the performance of the least performing among the SPW Index, the INDU Index and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the SPW Index, just the INDU Index or just the RTY Index” and “—A higher Call Return Rate and/or lower Redemption Threshold and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.

Underlying Publishers

With respect to the SPW Index, S&P® Dow Jones Indices LLC, or any successor thereto.

With respect to the INDU Index, S&P Dow Jones Indices LLC, or any successor thereto.

With respect to the RTY Index, FTSE Russell, or any successor thereto.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the business day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued. The costs of the Securities borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlyings and in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Underlying Value of an Underlying, and, as a result, could increase the level at or above which such Underlyings must close on any of the first ten Observation Dates for the Securities to be called, or the Downside Threshold of any of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlyings, futures or options contracts on the Underlyings or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings, and, therefore, affect the value of the Securities, whether the Securities are called, or the payment you will receive at maturity, if any, if the Securities are not called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the Securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.